EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX ANNOUNCES LAUNCH OF COLAZAL®

AUTHORIZED GENERIC WITH WATSON

RALEIGH, NC, December 28, 2007 – Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced that, pursuant to a supply and distribution agreement with Watson Pharma, Inc., Watson will market and sell an authorized generic of COLAZAL® (balsalazide disodium) Capsules 750 mg, the Company’s anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. Watson will launch the authorized generic product immediately.

Carolyn Logan, President and Chief Executive Officer, stated, “Salix is committed to aggressively protecting its COLAZAL business and growing market share in the inflammatory bowel disease market. As part of our life cycle management program for COLAZAL, we are extremely pleased to partner with Watson to market and sell the authorized generic of COLAZAL. Watson is a major supplier of generic pharmaceutical products, and, with decades of experience and impressive expertise in the generics business, should be positioned to maximize our generic business.”

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 150-member gastroenterology specialty sales and marketing team.

COLAZAL® (balsalazide disodium) Capsules 750 mg, is an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. Safety and effectiveness of COLAZAL beyond 12 weeks has not been established. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse reactions most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse reactions was comparable to placebo.

For full prescribing information on Salix products, please visit www.salix.com.

Salix trades on the NASDAQ Global Market under the ticker symbol “SLXP”.

For more information please visit our web site at www.salix.com or contact the Company at 919-862-1000. Information on our web site is not incorporated in our SEC filings.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include generic and other competition, management of rapid growth, risks of regulatory review and clinical trials, market acceptance for approved products, intellectual property risks, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

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